Exhibit 2.2

Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange of 1934

Hafnia Limited (the “Company”, “Hafnia”, “we”, “us”, and “our”) has the following class of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Title of class	Trading Symbol	Name of Exchange on which registered
Ordinary shares, no par value	HAFN	New York Stock Exchange

Capitalized terms used but not defined herein have the meanings given to them in Hafnia’s annual report on Form 20-F.

In addition to being registered on the New York Stock Exchange, our ordinary shares are listed on the Oslo Børs, whereon they trade under the ticker “HAFNI”.

The following description of our ordinary shares includes a summary of certain provisions of our constitution (the “Constitution”). The summary does not purport to be complete and is qualified in its entirety by reference to our Constitution, which has been filed with the Securities Exchange Commission (the “SEC”), and the applicable provisions of Singapore law. We encourage you to refer to our Constitution for additional information.

General
Our ordinary shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “HAFN” and on the Oslo Børs under the symbol “HAFNI”.

Register of Members
A principal register of the Company’s members (the “Register of Members”) is maintained by the Company in Singapore. Subject to the Singapore Companies Act 1967 (the “Singapore Companies Act”) and our Constitution, only persons who are registered in our Register of Members are recognized under Singapore law as holders of our shares and members of the Company with legal standing under Singapore law to institute shareholder actions against us, our directors or our executive officers or otherwise seek to enforce their rights as members of the Company (the “Members”) in the Singapore courts. Any such action would be subject to applicable Singapore laws. Broadridge Corporate Issuer Solutions, LLC (“Broadridge”) acts as the Company’s transfer agent and registrar for our shares and maintains the Company’s branch register, which is located in the United States.

Our ordinary shares are held through the Depository Trust Company (the “DTC”). Accordingly, DTC or its nominee, Cede & Co., is the Member of record registered in our Register of Members.

A holder of our ordinary shares held in book-entry interests through DTC or its nominee may become a registered Member of the Company by exchanging its interest in such shares for certificated ordinary shares and being registered in our Register of Members in respect of such shares. The procedures by which a holder of book-entry interests held through the facilities of the DTC may exchange such interests for certificated ordinary shares are determined by DTC (including the broker, bank, nominee or other institution that holds the shares within DTC) and Broadridge, in accordance with their internal policies and guidelines regulating the withdrawal and exchange of book-entry interests for certificated ordinary shares. In this regard, please note that the administrative process of becoming a registered member could result in delays that could be prejudicial to any legal proceeding or enforcement action.

Under the Singapore Companies Act, if (a) the name of any person is without sufficient cause entered in or omitted from the register of members; or (b) default is made or unnecessary delay takes place in entering in the register of members the fact of any person having ceased to be a member, the person aggrieved or any member or the company itself may apply to the General Division of the Singapore High Court (the “Singapore Court”) for rectification of the register of members. The Singapore Court may refuse the application or may order rectification of the register of members and payment by the company of any damages sustained by any party to the application. The Singapore Court will not entertain any application for the rectification of a register of members in respect of an entry which was made in the register of members more than 30 years before the date of the application.

Ordinary Shares
Our ordinary shares have no par value as there is no concept of par value and authorized share capital under Singapore law. All shares presently issued are fully paid and existing Shareholders (as defined herein) are not subject to any calls on shares. Although Singapore law does not adopt the reference terms of “non-assessability” with respect to newly-issued shares, we note that any subscriber of our ordinary shares who has fully paid up all amounts due with respect to such ordinary shares will not be subject under Singapore law to any personal liability to contribute to our assets or liabilities in such subscriber’s capacity solely as a holder of such ordinary shares. We believe this interpretation is substantively consistent with the concept of “non-assessability” under most, if not all, U.S. state corporations laws.

Dividend Rights
We may, by ordinary resolution, declare final dividends at a general meeting of the Company, but the amount of any such dividend shall not exceed the amount recommended by our board of directors (the “Board”). Subject to our Constitution and in accordance with the Singapore Companies Act, the Board may, without the approval of our Members, declare and pay interim dividends as the Board determines to be justified by the profits of the Company. No dividend (final or interim) shall be paid except out of the profits of the Company. As DTC (or its nominee, Cede & Co.) is the Member of record registered in our Register of Members, any dividend and/or other monies payable in respect of a share shall be paid to DTC (or its nominee), and DTC shall collect and allocate such payments to Shareholders in accordance with its internal policies and guidelines.

Shareholders holding their shares through the NYSE will receive dividends in U.S. Dollars through our United States registrar. Shareholders holding their shares through the Oslo Børs will receive dividends in Norwegian Krone through our Norwegian registrar. The currency in which each Shareholder will receive its dividends will be determined as per the record date for the dividend distribution.

Shareholders holding their shares through the Oslo Børs will receive their dividends three days later than Shareholders whose shares are held through the NYSE. There will be a temporary halt of approximately 2 business days in cross-border transactions for our shares between the NYSE and the Oslo Børs in the period around the ex-date and record date for the dividend distribution.

Voting Rights
Each ordinary share is entitled to one vote per share. Pursuant to our Constitution, voting at any general meeting shall in the first instance be voted upon by a show of hands unless a poll has been demanded by any of the following persons: (1) the chairman of the meeting, (2) at least five Members present in person or represented by proxy, (3) any Member or Members present in person or represented by proxy and holding between them not less than 5 % of the total voting rights of all the Members having the right to vote at such meeting, or (4) any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than 5 % of the total amount paid up on all such shares conferring such right. Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy. Proxies need not be a Member of the Company.

Subject to the Singapore Companies Act and our Constitution, only persons who are registered in our Register of Members will be entitled to vote at any general meeting in person or by proxy. Therefore, since our ordinary shares are held through the DTC or its nominee, DTC or its nominee grants an omnibus proxy to DTC participants holding our ordinary shares in book-entry form. A person holding our ordinary shares through a broker, bank, nominee or other institution that is a direct or indirect participant of DTC (such person, a “Shareholder”) has the right to instruct their broker, bank, nominee or other institution holding these ordinary shares on how to vote such ordinary shares by completing the voting instruction form provided by the applicable broker, bank, nominee, or other institution. Whether voting is by a show of hands or by a poll, the vote of DTC or its nominee will be voted by the chairman of the meeting according to the results of the votes of the DTC participants (which results will reflect the instructions received from persons that own our ordinary shares electronically in book-entry form through DTC). In the case of an equality of votes, whether on a show of hands or on a poll, the resolution shall fail.

Liquidation Rights
On a winding-up or dissolution of the Company, subject to the Constitution, including any special rights attaching to any other class of shares, holders of ordinary shares shall be entitled to any surplus assets of the Company.

Limitations on Ownership
Except as described in the sections below headed “Singapore Code on Take-Overs and Mergers” and “Restriction on Ownership”, there are no limitations in our Constitution or Singapore law on the rights of shareholders not resident in Singapore to hold or vote in respect of our ordinary shares.

Restriction on Ownership
Pursuant to our Constitution, the Board may refuse to register the transfer of any share, and may direct the registrar and/or transfer agent of the Company to decline (and such registrar and/or transfer agent of the Company, to the extent it is able to do so, shall decline if so requested) to register the transfer of any interest in a share held through a Depository where such transfer is not in accordance with certain provisions of the Constitution or where such transfer would, in the opinion of the Board, be likely to result in 50 % or more of the aggregate issued and outstanding share capital of the Company, or shares of the Company to which are attached 50 % or more of the votes of all issued and outstanding shares of the Company, being held or owned directly or indirectly by individuals or legal persons being resident for tax purposes in Norway or such shares being effectively connected to a Norwegian business activity or the Company otherwise being deemed a Controlled Foreign Company pursuant to Norwegian tax legislation. For this purpose, a “Depository” means DTC (or its nominee), Euronext Securities Oslo (or its nominee), the Norwegian Central Securities Depository maintained by Verdipapirsentralen ASA or any other securities depository whose name or whose nominee’s name is entered as a member of the Company in our register of members.

In such event, pursuant to the Singapore Companies Act, where an application is made for a person to be registered as a Member of the Company in respect of shares which have been transferred to the person by act of parties or operation of law, the Company must not refuse registration by virtue of any discretion conferred by our Constitution unless it has served on the applicant, within 30 days beginning with the day on which the application was made, a written notice stating the facts which are considered to justify refusal in the exercise of that discretion.

Variation of Rights
Subject to the Singapore Companies Act and any other applicable Singapore statutes currently in force, under our Constitution, whenever our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied either with the consent in writing of the holders of three-fourths of the issued shares of the class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or represented by proxy one-third of the issued shares of the class and may be so varied either while the Company is a going concern or during or in contemplation of a winding-up.

Notwithstanding the above, under the Singapore Companies Act, holders of not less in the aggregate than 5% of the total number of issued shares of that class may apply, within one month after the date on which the consent was given or the resolution was passed (as the case may be), to the Singapore Court to have the variation cancelled, and if any such application is made, the variation does not have effect until confirmed by the Singapore Court.

The rights attached to existing preference shares shall, unless otherwise expressly authorised by the terms of issue of the existing preference shares or by the Constitution in force at the time the existing preference shares were issued, be deemed to be varied by the issue of further shares ranking pari passu therewith.

Issuance of New Shares
Pursuant to the Singapore Companies Act and despite anything in our Constitution, new shares may be issued by the Board only with the prior approval of the Company in general meeting. Such authority to issue new shares, if granted, shall continue in force until the earlier of:

•	the conclusion of the next annual general meeting after the date on which the approval was given; or

•
the expiration of the period within which the next annual general meeting is required by law to be held (i.e. within six (6) months after the end of each financial year of the Company, being December 31); or

•	the subsequent revocation or modification of approval by the Company in general meeting.

Subject to the Singapore Companies Act and every other written law or regulation for the time being in force concerning companies which is affecting or applicable to the Company (“Applicable Law”), the Company may, in accordance with the Constitution, by ordinary resolution in general meeting give to the Board a general authority to issue new shares in the future. Notwithstanding this general authorisation to allot and issue our ordinary shares, in accordance with the NYSE Listed Company Manual, the Company will, with certain limited exceptions, be required to seek additional approval of the Company in general meeting with respect to certain future issuances of ordinary shares, including, but not limited to, an issuance of ordinary shares that would result in a change in control of the Company or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares. Under the NYSE Listed Company Manual, whether or not such additional approval is required, the Company must submit a supplemental listing application to the NYSE prior to the issuance of any additional shares of a listed security.

Subject to such prior approval, applicable provisions of the Singapore Companies Act and our Constitution, the Board may allot and issue shares or grant options over or otherwise dispose of the same to such persons on such terms and conditions (including being subject to regulations of any stock exchange on which our shares are listed, as well as U.S. federal and blue sky securities laws applicable to such issue) and for such consideration (if any) and at such time as the Board may think fit.

Preference Shares
Our Constitution provides that, subject to the Singapore Companies Act and obtaining prior approval for the issuance of such shares by special resolution of the Company in general meeting, the Board is authorized to provide for the issuance of one or more classes of preference shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations, and restrictions of the shares of each class.

Moreover, under the Singapore Companies Act, the Company may issue preference shares or convert any issued shares into preference shares only if there are set out in the Constitution the rights of the holders of those shares with respect to repayment of capital, participation in surplus assets and profits, cumulative or non‑cumulative dividends, voting and priority of payment of capital and dividends in relation to other shares or other classes of preference shares.

Under the Singapore Companies Act, we may issue shares with different voting rights (i.e., shares with special, limited, conditional or no voting rights) only if:

(a)	the issue of the class or classes of shares is provided for in our Constitution;

(b)	our Constitution sets out in respect of each class of shares the rights attached to that class of shares; and

(c)	the issuance is approved by the members of the Company by special resolution.

Under our Constitution, any preference shares may be issued as redeemable preference shares that are liable to be redeemed on such terms and in such manner as may be determined by the Board before the issue, provided that prior approval for the issuance of such shares is given by resolution of the Members in general meeting.

That said, under the Singapore Companies Act, redeemable preference shares must not be redeemed out of the capital of the Company unless:

•	the Board has made a solvency statement in relation to such redemption; and

•	the Company has lodged a copy of the statement with the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”).

Further, the preference shares must be fully paid-up before they are redeemed. If we redeem any redeemable preference shares, we must within 14 days after doing so give notice thereof to ACRA specifying the shares redeemed.

The issuance of preference shares could have the effect of decreasing the trading price of our ordinary shares, restricting dividends on our ordinary shares, diluting the voting power of our ordinary shares, impairing the liquidation rights of our ordinary shares, or delaying or preventing a change in control of the Company.

Repurchase of Ordinary Shares
In accordance with the Singapore Companies Act and our Constitution, the Company may purchase its own shares for cancellation or acquire its own shares as treasury shares on such terms as the Board sees fit and, in certain cases including but not limited to purchases or acquisitions of its own shares on a securities exchange, only if such purchase or acquisition has been authorised in advance by the Company in general meeting. Except to the extent permitted by the Singapore Companies Act, none of the funds of the Company or of any subsidiary thereof shall be directly or indirectly employed in the purchase or subscription of or in loans upon the security of the Company’s shares. We cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own shares. Any payment made by the Company in consideration of purchases of its own shares may only be made out of the Company’s capital or profits and so long as the Company is solvent.

Transfer of Ordinary Shares
Subject to applicable securities laws in relevant jurisdictions and our Constitution, our ordinary shares are freely transferable. Our Constitution provides that shares may be transferred by a duly signed instrument of transfer in any usual or common form or in a form approved by the Board. The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of shares (if one has been issued) to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

Our Constitution further provides that the Board may refuse to register the transfer of any share, and may direct the registrar and/or transfer agent of the Company to decline (and such registrar and/or transfer agent of the Company, to the extent it is able to do so, shall decline if so requested) to register the transfer of any interest in a share held through a Depository where such transfer is not in accordance with certain provisions of the Constitution or where such transfer would, in the opinion of the Board, be likely to result in 50 % or more of the aggregate issued and outstanding share capital of the Company or shares of the Company to which are attached 50% or more of the votes of all issued and outstanding shares of the Company, being held or owned directly or indirectly by individuals or legal persons being resident for tax purposes in Norway or such shares being effectively connected to a Norwegian business activity or the Company otherwise being deemed a Controlled Foreign Company pursuant to Norwegian tax legislation.

In such event, pursuant to the Singapore Companies Act, where an application is made for a person to be registered as a Member of the Company in respect of shares which have been transferred to the person by act of parties or operation of law, the Company must not refuse registration by virtue of any discretion conferred by our Constitution unless it has served on the applicant, within 30 days beginning with the day on which the application was made, a written notice stating the facts which are considered to justify refusal in the exercise of that discretion.

Where our shares are listed or admitted to trading on any appointed stock exchange, such as the NYSE or the Oslo Børs, they will be transferred in accordance with the rules and regulations of such exchange.

Election and Re-election of Directors
Under the Singapore Companies Act, we may, by ordinary resolution, remove any director before the expiration of his or her period of office, despite anything in our Constitution or in any agreement between us and such director, but where any director so removed was appointed to represent the interests of any particular class of shareholders or debenture holders the resolution to remove him or her shall not take effect until his or her successor has been appointed. We may also, by an ordinary resolution at the same meeting at which the director is removed, appoint another person in place of a director removed from office pursuant to the foregoing.

Under our Constitution, the Company in general meeting or the Board shall have the power to appoint any person as a director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any director or as a result of an increase in the size of the Board, provided that any such director appointed by the Board shall hold office only until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

Members’ Meeting
Subject to the Singapore Companies Act, we are required to hold an annual general meeting within six months from the end of our fiscal year. The Board may convene an extraordinary general meeting whenever they think fit and they must do so upon the requisition of Members holding at the date of the deposit of the requisition not less than 10% of the total number of paid-up shares as of the date of deposit of the requisition carrying the right to vote at a general meeting (disregarding paid-up shares held as treasury shares). In addition, two or more Members holding not less than 10% of our total number of issued shares (excluding treasury shares) may call a meeting of the Company.

The Singapore Companies Act provides that a Member is entitled to attend any general meeting and speak on any resolution put before the general meeting. Unless otherwise required by law or by our Constitution, voting on resolutions put forth at general meetings is by ordinary resolution, requiring the affirmative vote of a simple majority of the voting rights of the Members present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for the appointment of directors. A special resolution, requiring the affirmative vote of not less than three-fourths of the voting rights of the Members present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, including voluntary winding-up, amendments to our Constitution, a change of our corporate name and a reduction in the share capital.

As provided in our Constitution, in each general meeting, the necessary quorum shall be two or more persons present in person throughout the meeting and representing in person or by proxy in excess of 33% of the total issued and outstanding voting shares in the Company. If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting will be deemed cancelled and, in any other case, the meeting will stand adjourned to the same day one week later, at the same time or place, or to such other day, time or place as the Company secretary may determine.

We must give not less than 21 days’ notice in writing for every general meeting convened for the purpose of passing a special resolution. General meetings convened for the purpose of passing ordinary resolutions generally require not less than 14 days’ notice in writing.

Singapore Code on Take-Overs and Mergers
The Singapore Code on Take-Overs and Mergers (“Singapore Take-overs Code”), regulates, among other things, the acquisition of voting shares of Singapore-incorporated public companies. In this regard, the Singapore Take-overs Code applies to, among others, corporations with a primary listing of their equity securities in Singapore. While the Singapore Take-overs Code is drafted with, among others, listed public companies in mind, unlisted public companies with more than 50 shareholders and net tangible assets of S$5.0 million or more, must also observe the letter and spirit of the general principles and rules of the Singapore Take-overs Code, wherever this is possible and appropriate. Public companies with a primary listing overseas may apply to the Securities Industry Council (“SIC”) to waive the application of the Singapore Take-overs Code.

On April 30, 2024, the SIC waived the application of the Singapore Take-overs Code to us, subject to certain conditions. On January 15, 2026, the SIC confirmed the continued waiver of the application of the Singapore Take-overs Code to us, subject to certain conditions. Pursuant to the said waiver, except in the case of a tender offer (within the meaning of U.S. securities laws) where the Tier 1 Exemptions set forth in Rule 14d-1(c) of the Exchange Act are available and the offeror relies on the Tier 1 Exemptions to avoid full compliance with U.S. tender offer regulations, the Singapore Take-overs Code shall not apply to us.

Nonetheless, the following paragraphs summarize certain provisions of the Singapore Take-overs Code.

(i) Any person acquiring shares, whether by a series of transactions over a period of time or not, either on his or her own or together with parties acting in concert with such person, which carry 30% or more of the voting rights in a company, or (ii) any person holding, either on his or her own or together with parties acting in concert with such person, not less than 30% but not more than 50% of the voting rights in a company, and if such person (or parties acting in concert with such person) acquires in any period of 6 months additional shares carrying more than 1% of the voting rights in such company, each such person must, except with the consent of SIC, extend a mandatory take-over offer for all the remaining voting shares in accordance with the provisions of the Singapore Take-overs Code. Responsibility for ensuring compliance with the Singapore Take-overs Code rests with parties (including company directors) to a take-over or merger and their advisors.

Under the Singapore Take-overs Code, “parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They are as follows:

•
a company, its parent company, subsidiaries and fellow subsidiaries (together, the “related companies”), the associated companies of any of the company and its related companies, companies whose associated companies include any of these foregoing companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;

•	a company with any of its directors (together with their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);

•	a company with any of its pension funds and employee share schemes;

•	a person with any investment company, unit trust or other fund whose investment such person manages on a discretionary basis but only in respect of the investment account which such person manages;

•
a financial or other professional adviser, including a stockbroker, with its client in respect of the shareholdings of the adviser and persons controlling, controlled by or under the same control as the adviser;

•
directors of a company (together with their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent;

•	partners; and

•
an individual and (i) such person’s close relatives, (ii) such person’s related trusts, (iii) any person who is accustomed to act in accordance with such person’s instructions, (iv) companies controlled by the individual, such person’s close relatives, such person’s related trusts or any person who is accustomed to act in accordance with such person’s instructions and (v) any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

Subject to certain exceptions, a mandatory offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months prior to its commencement.

Under the Singapore Take-overs Code, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a general offer to all other shareholders is normally required. An offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the take-over offer must be given sufficient information, advice and time to enable them to reach an informed decision on the offer. These legal requirements may impede or delay a takeover of the Company by a third-party.

Untraced Shareholders

Our Constitution provides that the Board may forfeit any dividend and/or other monies payable in respect of a share which has remained unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend cheques and bank drafts by post or otherwise if such instruments have been returned undelivered to, or left uncashed on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the new address to which such instruments are to be delivered. This entitlement ceases if a dividend is claimed or dividend cheque or bank draft is cashed.

Compulsory Acquisition of Shares Held by Minority Holders

An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in the following ways:

•
By a procedure under the Singapore Companies Act known as a “scheme of arrangement”. Where a scheme of arrangement is proposed between a company and its members or any class of them, the company may apply to the Singapore Court for permission to convene a meeting of members. If such permission is obtained, a majority in number and representing three-fourths in value of the members or class of members present and voting either in person or by proxy at the meeting must approve of the scheme. The scheme must then be approved by order of the Singapore Court and the order takes effect on and from the date on which a copy of the order is lodged with ACRA or such earlier date as the Singapore Court may determine and as may be specified in the order. Once all the aforementioned are completed, the members or class of members are compelled to sell their shares under the terms of the scheme.

•
A person (the “acquiring party”) may compulsorily acquire all the shares of a company or all of the shares in any particular class in a company if his offer (via a scheme or contract) involving the transfer of all of the shares of such company or all of the shares in said particular class in such company to the acquiring party has, within four months after the making of said offer, been approved by the holders of not less than 90% of the total number of shares (excluding treasury shares) or of the shares of that class (other than shares already held at the date of the offer by the acquiring party, and excluding any shares in such company held as treasury shares). In such a case, the acquiring party may at any time within two months, after the offer has been so approved, give notice in the prescribed manner to any dissenting shareholder of the company that it desires to acquire such dissenting shareholder’s shares; and when such a notice is given the acquiring party is, unless on an application made by the dissenting shareholder within one month from the date on which the notice was given or within 14 days after a statement containing the names and addresses of all other dissenting shareholders as shown in the company’s register of members is posted by the company to the dissenting shareholder (whichever is the later) the Court thinks fit to order otherwise, entitled and bound to acquire those shares on the terms which, under the scheme or contract the shares of the approving shareholders are to be transferred to the acquiring party or if the offer contained two or more alternative sets of terms upon the terms which were specified in the offer as being applicable to dissenting shareholders.

Shareholder Minority Rights
The rights of minority shareholders of Singapore companies are protected under section 216 of the Singapore Companies Act. The Singapore Court has a general power to make any order, upon application by any member or holder of a debenture of a company, as they think fit to remedy any of the following situations:

•
the affairs of a company are being conducted or the powers of the directors are being exercised in a manner oppressive to, one or more of the members or holders of debentures including the applicant or in disregard of his, her or their interests as members, shareholders or holders of debentures of the company; or

•
some act of the company has been done or is threatened or some resolution of the members, holders of debentures or any class of them has been passed or is proposed which unfairly discriminates against or is otherwise prejudicial to one or more of the members or holders of debentures (including the applicant).

If the Singapore Court is of the opinion that either of the aforementioned grounds is established, the Singapore Court may, with a view to bringing to an end or remedying the matters complained of, make an order as it thinks fits and, without limiting the forgoing, the order may:

•	direct or prohibit any act or cancel or vary any transaction or resolution;

•	regulate the conduct of the affairs of the company in the future;

•	authorise civil proceedings to be brought in the name of, or on behalf of, the company by a person or persons and on such terms as the Singapore Court may direct;

•	provide for the purchase of the shares or debentures of the company by other members or holders of debentures of the company or by the company itself;

•	in the case of a purchase of shares by the company provide for a reduction accordingly of the company’s capital; or

•	provide that the company be wound up.

In addition, section 216A of the Singapore Companies Act allows, inter alia, any member of a company  (the “complainant”) to apply to the Singapore Court for permission to bring an action or arbitration in the name and on behalf of the company or intervene in an action or arbitration to which the company is a party for the purpose of prosecuting, defending or discontinuing the action or arbitration on behalf of the company.

However, the Singapore Court will not grant permission unless the Singapore Court is satisfied that:

•
the complainant has given 14 days’ notice to the directors of the company of the complainant’s intention to apply to the Singapore Court for permission if the directors of the company do not bring, diligently prosecute or defend or discontinue the action or arbitration;

•	the complainant is acting in good faith; and

•	it appears to be prima facie in the interests of the company that the action or arbitration be brought, prosecuted, defended or discontinued.

Indemnification of Directors and Officers
Under the Singapore Companies Act, any provision that purports to exempt or indemnify an officer of a company (including directors) from any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

However, a company is not prohibited from: (1) purchasing and maintaining for an officer insurance against liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company; or (2) indemnifying the officer against liability incurred by him or her to a person other than the company except when the indemnity is against any liability of the officer (i) to pay a fine in criminal proceedings or (ii) to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising) or when the indemnity is against any liability incurred by the officer (a) in defending criminal proceedings in which he or she is convicted, (b) in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (c) in connection with an application for relief under section 76A(13) or section 391 of the Singapore Companies Act in which the relevant court refuses to grant him or her relief.

Our Constitution provides that, subject to the Singapore Companies Act and Applicable Law, every director, secretary or other officer acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which, an “indemnified party”), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for deficiency of title to any property acquired by order of the Board for or on behalf of the Company, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited or left or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any negligence, default, breach of duty, breach of trust, fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties.

We may in the future enter into indemnification agreements with each of our directors and officers. These agreements would require us to indemnify these individuals to the fullest extent permitted under Singapore law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified (on terms that the full amount of such advances is to be repaid if the individual is convicted in the relevant proceeding (with such conviction being final), final judgment is given against the individual in the relevant proceeding or, as the case may be, the Singapore Court refuses to grant the individual relief on the application (with such refusal of relief being final)), save that the Company shall not provide any indemnity (to any extent) to a director or an officer against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the Company save for the circumstances as permitted pursuant to section 172A and section 172B of the Singapore Companies Act. These indemnification rights would not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Constitution, agreement, vote of Members or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Anti-takeover Effect of Certain Provisions of our Constitution
Business Combinations
Our Constitution contains certain regulations regarding “business combinations” between Hafnia and “Interested Shareholders”. Specifically, our Constitution prohibits us from engaging in a “business combination” with certain persons for three years following the date the person becomes an Interested Shareholder. Interested Shareholders generally include:

•	any person who is the owner of 15% or more of our issued and outstanding voting shares and their affiliates or associates; or

•
any person who is our affiliate or associate and was the owner of 15% or more of our issued and outstanding voting shares at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder and their affiliates and associates.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers, amalgamations or consolidations of the Company or any entity directly or indirectly wholly-owned or majority-owned subsidiary by the Company (the “Subsidiary”);

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder, of assets of the Company or any Subsidiary having an aggregate market value equal to 10% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis, or the aggregate market value of all of the issued and outstanding shares of the Company;

•	certain transactions that result in the issuance or transfer by the Company or any Subsidiary of any shares of the Company or such Subsidiary to the Interested Shareholder;

•
any transaction involving the Company or any Subsidiary that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of shares of the Company or any Subsidiary, which is owned by the Interested Shareholder; and

•
any receipt by the Interested Shareholder of the benefit directly or indirectly (except proportionately as a shareholder of the Company) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company or any Subsidiary.

These provisions of our Constitution will not apply to a business combination if:

•	before a person became an Interested Shareholder, the Board approved either the business combination or the transaction in which the person became an Interested Shareholder;

•
upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, other than certain excluded shares;

•
at or following the transaction in which the person became an Interested Shareholder, the business combination is approved by the Board and authorised at an annual or extraordinary general meeting by the affirmative vote of the holders of at least 75% of the issued and outstanding voting shares of the Company that are not owned by the Interested Shareholder;

•
a Member became an Interested Shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the Member ceased to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

•
the business combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or a notice required under our Constitution of, a proposed transaction which (i) constitutes one of the transactions described in clauses (a), (b) and (c) below; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(a)	a merger or consolidation of the Company (except for a merger in respect of which, pursuant to the Singapore Companies Act, no vote of our shareholders is required);

(b)
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of ours (other than to the Company or any direct or indirect wholly-owned subsidiary) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company; or

(c)	a proposed tender or exchange offer for 50% or more of the issued and outstanding voting shares of the Company.

Advance notice requirements for Member proposals for election as a director
Our Constitution provides that Members of the Company who seek to propose any person for election as a director at a general meeting must give notice to the Company of the intention to propose him and of his willingness to serve as director not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting. Our Constitution also specifies requirements as to the form and content of such notice.

These provisions may impede Shareholders’ ability to bring matters before an annual general meeting.

Exclusive Jurisdiction
Our Constitution provides that any dispute concerning the Singapore Companies Act or out of or in connection with the Constitution, including any question regarding the existence and scope of any regulation and/or whether there has been any breach of the Singapore Companies Act or the Constitution by an officer or director (whether or not such a claim is brought in the name of a shareholder or in the name of the Company), shall be subject to the exclusive jurisdiction of the courts of Singapore. Our Constitution further provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, as amended, of the United States of America.

Our Shareholders should note that they cannot waive compliance with United States federal securities laws and the rules and regulations thereunder.

Section 22 of the Securities Act creates concurrent jurisdiction for United States federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If mandatory laws or other regulations designate the forum for certain causes of action, there is a high likelihood that such designed applicable forum will not be set aside because of the exclusive jurisdiction provision in our Constitution.

Disclosure of Interests in Company Securities

Members must make such notifications to us regarding their interests in us as they are required to make under all applicable rules and regulations to which we are subject. Additionally, with reference to the applicable United States rules, this means that a Shareholder must notify us and file with the SEC a beneficial ownership report on Schedule 13D or Schedule 13G, as applicable, when their proportion of interests in our total issued shares exceeds 5%.

With reference to the applicable Norwegian rules,  a person’s, entity’s or consolidated group’s proportion of the total issued shares and/or rights to shares in a company listed on a regulated market in Norway (with Norway as its home state, which will be the case for the Company) reaches, exceeds or falls below the respective thresholds of 5%, 10%, 15%, 20%, 25%, 1/3, 50%, 2/3 or 90% of the share capital or the voting rights of that company, the person, entity or group in question has an obligation under the Norwegian Securities Trading Act to notify Oslo Børs and the issuer immediately. The same applies if the disclosure thresholds are passed due to other circumstances, such as a change in the company’s share capital.

Transfer Agent and Registrar
The United States transfer agent and registrar for our ordinary shares is Broadridge Corporate Issuer Solutions, LLC, 51 Mercedes Way, Edgewood, NY 11717, United States of America. The Norwegian transfer agent and registrar for our ordinary shares is DNB Bank ASA represented by the Registrar’s Department, P.O. Box 1600 Sentrum, 0021 Oslo, Norway.

Comparison of Shareholder Rights
Following our re-domiciliation to Singapore, we are governed by the laws of Singapore. The following chart summarizes some of the material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of Singapore and Delaware.

This discussion is not and does not purport to be a complete or comprehensive statement of the rights of holders of our ordinary shares under the applicable legislation and regulations in Singapore, a typical constitution of a Singapore company (a “Singapore Constitution”) and our Constitution or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws of a Delaware corporation (“Delaware Organizational Documents”).

Delaware	Singapore

Board of Directors

Delaware Organizational Documents generally provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorised directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorised in a corporation’s certificate of incorporation.

A Singapore Constitution generally states the minimum and maximum (if any) number of directors as well as provides that the number of directors may be increased or reduced by ordinary resolution passed at a general meeting, provided that the number of directors following such increase or reduction is within the maximum (if any) and minimum number of directors provided in the constitution and the Singapore Companies Act, respectively.

The Board must also consist of at least one director who is ordinarily resident in Singapore.

Our Constitution provides that the minimum number of directors is three and that the Board shall consist of such number in excess thereof as the Members may determine.

Interested Shareholders

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.
There are no comparable provisions under the Singapore Companies Act with respect to public companies which are not listed on the Singapore Exchange Securities Trading Limited.

Delaware	Singapore

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.
However, our Constitution includes an interested shareholder provision that is based on Section 203 of the DGCL.

Removal of Directors

Delaware Organizational Documents generally provide that, subject to the rights of holders of any preferred stock, directors may be removed at any time, with or without cause, by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause. Removal of a director only for cause is the default rule in the case of a classified board. In the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Under the Singapore Companies Act, directors of a public company may be removed before expiration of their term of office, despite anything in its constitution or in any agreement between the public company and such directors, by ordinary resolution. Where any director removed in this manner was appointed to represent the interests of any particular class of shareholders or debenture holders, the resolution to remove such director does not take effect until such director’s successor has been appointed.

Notice of the intention to move a resolution to remove a director must be given to the company not less than 28 days before the meeting at which it is moved. The company shall then give its shareholders notice of such resolution at the same time and in the same manner as it gives notice of the meeting or, if that is not practicable, must give them notice thereof, in any manner allowed by the constitution, not less than 14 days before the meeting, but if after notice of the intention to move such a resolution has been given to the company, a meeting is called for a date 28 days or less after the notice has been given, the notice, although not given to the company within the time required by this section, is deemed to be properly given.

Delaware	Singapore

Filling Vacancies on the Board of Directors

Delaware Organizational Docuents generally provide that, subject to the rights of the holders of any preferred stock, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. In the case of a corporation with a classified board of directors, any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires, and until their successors have been elected and qualified.

A typical Singapore Constitution provides that the directors have the power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing directors, but so that the total number of directors shall not at any time exceed the maximum number (if any) fixed by or in accordance with the constitution.

Our Constitution provides that the Company in general meeting or the Board shall have the power, to appoint any person as a director to fill a vacancy on the Board occurring as a result of the death, disability disqualification or resignation of any director or as a result of an increase in the size of the Board, and to appoint an alternate director to any director so appointed, provided that any such director by the Board, shall hold office only until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

Amendment of Governing Documents

Under the DGCL, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment, subject to limited exceptions. If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL. Under the DGCL, the board of directors may amend bylaws if so authorised in the certificate of incorporation. The stockholders of a Delaware corporation also have the power to amend bylaws.

Under the Singapore Companies Act, the constitution of a company may be altered or added to by special resolution.

An entrenching provision may be included in the constitution with which a company is formed and at any time be inserted into the constitution only if all the members of the company agree. An entrenching provision is a provision of the constitution to the effect that other specified provisions of the constitution may not be altered in the manner provided by the Singapore Companies Act or may not be so altered except (i) by a resolution passed by a specified majority greater than 75% (the minimum majority required by the Singapore Companies Act for a special resolution) or (ii) where other specified conditions are met. The Singapore Companies Act provides that such entrenching provision may be removed or altered only if all the members of the company agree.

Our Constitution provides that no regulation of our Constitution shall be rescinded, altered or amended and no new regulation shall be made until the same has been approved by a resolution of the Board and by a special resolution of the Members. The Board has no power to amend the Constitution unilaterally.

Delaware	Singapore

Meetings of Shareholders

Annual and Special Meetings
Bylaws generally provide that annual meetings of stockholders are to be held on a date and at a time fixed by the board of directors. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorised to do so in the certificate of incorporation or the bylaws.

Annual General Meetings
Under the Singapore Companies Act, all companies are required to hold an annual general meeting after the end of each financial year within either four months (in the case of a public company that is listed on an exchange in Singapore approved by the Monetary Authority of Singapore) or six months (in the case of any other company).

We are required to hold an annual general meeting within six months after the end of each financial year. Our first financial year after the redomiciliation ended on  December 31, 2024 and subsequent financial years will end on the last day of a period of 12 months after the end of the previous financial year.

Extraordinary General Meetings
Any general meeting other than the annual general meeting is called an “extraordinary general meeting”. Under the Singapore Companies Act, the directors of a company, despite anything in its constitution, must on the requisition of members holding at the date of the deposit of the requisition not less than 10% of the total number of paid‑up shares as at the date of the deposit carries the right of voting at general meetings or, in the case of a company not having a share capital, of members representing not less than 10% of the total voting rights of all members having at that date a right to vote at general meetings, immediately proceed duly to convene an extraordinary general meeting of the company to be held as soon as practicable but in any case not later than two months after the receipt by the company of the requisition.

Delaware	Singapore

If the directors do not within 21 days after the date of the deposit of the requisition proceed to convene a meeting, the Singapore Companies Act provides that the requisitionists, or any of them representing more than 50% of the total voting rights of all of them, may themselves, in the same manner as nearly as possible as that in which meetings are to be convened by directors convene a meeting, but any meeting so convened must not be held after the expiration of three months from that date.

In addition, under the Singapore Companies Act, two or more members holding not less than 10% of our total number of issued shares (excluding treasury shares) may call a meeting of the company.

Our Constitution provides that, inter alia, the Board may convene an extraordinary general meeting whenever in their judgement such a meeting is necessary.

Notice Requirements
Written notice must be given not less than 10 nor more than 60 days before the meeting. Whenever shareholders are required to take any action at a meeting, a written notice of the meeting must be given that states the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Notice Requirements
A meeting of a company, other than a meeting for the passing of a special resolution, must be called by written notice of not less than 14 days or such longer period as is provided in the constitution. For the passing of a special resolution, in the case of a public company, not less than 21 days’ written notice must be given.  See “—Removal of Directors” for the notice requirement to move a resolution to remove a director.

Delaware	Singapore

Quorum Requirements
Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares  and/or the amount of other securities having voting power, the holders of which shall be present or represented by proxy at any meeting in order to constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Quorum Requirements

Under the Singapore Companies Act unless the constitution provides otherwise, two members of the company personally present form a quorum. Our Constitution provides that the quorum at any general meeting shall be two or more persons present in person throughout the meeting and representing in person or by proxy in excess of 33% the total issued and outstanding shares. If a quorum is not present within half an hour from the time appointed for the meeting, the meeting, if convened upon the requisition of members, shall be deemed to be cancelled. In any other case, the meeting shall be adjourned for one week, at the same time and place or to such other day and time or place as the Company secretary may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with the Constitution.

Members’ Rights at Meetings

The Singapore Companies Act provides that every member shall, despite any provision in the constitution, have a right to attend any general meeting of the company and to speak on any resolution before the meeting. In the case of a company limited by shares, the holder of a share may vote on a resolution before a general meeting of the company if, in accordance with the Singapore Companies Act, the share confers on the holder a right to vote on that resolution. Our Constitution provides that a Member shall not be entitled to vote at a general meeting unless all calls or other sums personally payable on all shares held by such Member have been paid.

Delaware	Singapore

Shares in a public company may confer special, limited or conditional voting rights or not confer voting rights. In this regard, different classes of shares in a public company may be issued only if the issue of the class or classes of shares is provided for in the constitution of the public company and such constitution sets out in respect of each class of shares the rights attached to that class of shares. A public company shall not undertake any issuance of shares that confer special, limited or conditional voting rights or that confer no voting rights unless it is approved by its members by special resolution.

Circulation of Resolutions

Under the Singapore Companies Act, a company must on the requisition of (a) any number of members representing not less than 5% of the total voting rights of all the members having at the date of requisition a right to vote at a meeting to which the requisition relates or (b) not less than 100 members holding shares on which there has been paid up an average sum, per member, of not less than SGD 500, and unless the company otherwise resolves, at the expense of the requisitionists, (i) give to members of the company entitled to receive notice of the next annual general meeting notice of any resolution which may properly be moved and is intended to be moved at that meeting, and (ii) circulate to members entitled to receive notice of any general meeting sent to them any statement of not more than 1,000 words with respect to the matter referred to in any proposed resolution or the business to be dealt with at that meeting.

Delaware	Singapore

Limitation on Personal Liability of Directors and Indemnification of Officers, Directors and Employees

Under the DGCL, a certificate of incorporation may provide for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation also provides that if the DGCL is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

Under the Singapore Companies Act, any provision (whether contained in a company’s constitution or in any contract with the company or otherwise) that purports to exempt an officer of the company (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to a company is void. However, a company is not prohibited from: (a) purchasing and maintaining for any such officer insurance against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company; or (b) indemnifying the officer against liability incurred by him or her to a person other than the company except when the indemnity is against any liability of the officer (i) to pay a fine in criminal proceedings, or (ii) to pay a sum to a regulatory authority by way of a penalty in respect of non-compliance with any requirements of a regulatory nature (howsoever arising) or when the indemnity is against any liability incurred by the officer (i) in defending criminal proceedings in which he or she is convicted, (ii) in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (iii) in connection with an application for relief under section 76A(13) or section 391 of the Singapore Companies Act in which the relevant court refuses to grant him or her relief.

Delaware	Singapore

•       acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•      in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defence or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defence of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

Where proceedings are commenced against an officer of a company for negligence, default, breach of duty or breach of trust and it appears to the court before which the proceedings are taken that the officer acted honestly and reasonably and that having regard to all the circumstances of the case, including those in connection with the officer’s appointment, the officer ought fairly to be excused for the negligence, default or breach, the relevant court may relieve the officer wholly or partly from liability on such terms as the court thinks fit.

Our Constitution provides that, subject to the Singapore Companies Act and Applicable Law, every director, secretary or other officer acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which, an “indemnified party”), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for deficiency of title to any property acquired by order of the Board for or on behalf of the Company, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited or left or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any negligence, default, breach of duty, breach of trust, fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties.

Delaware	Singapore

The Constitution also provides that the Company may advance moneys to a director or officer for the costs charges and expenses incurred by the director or officer in defending any civil or criminal proceedings against him, on condition that the director or officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against him.

Shareholder Approval of Issuances of Shares

Under Delaware law, the board of directors has the authority to issue, from time to time, capital stock in its sole discretion, as long the number of shares to be issued, together with those shares that are already issued and outstanding and those shares reserved to be issued, do not exceed the authorised capital for the corporation as previously approved by the stockholders and set forth in the corporation’s certificate of incorporation. Under such circumstances, no additional stockholder approval is required for the issuance of capital stock. Under Delaware law, stockholder approval is required (i) for any amendment to the corporation’s certificate of incorporation to increase the authorised capital and (ii) for the issuance of stock in a direct merger transaction where the number of shares exceeds 20% of the corporation’s shares outstanding prior to the transaction, regardless of whether there is sufficient authorised capital.

Under the Singapore Companies Act, despite anything in a company’s constitution, the directors must not exercise any power of the company to issue shares without prior approval of the company in general meeting. Such approval once obtained continues in force until the conclusion of the annual general meeting commencing after the date on which the approval was given or the expiration of the period within which the next annual general meeting after that date is required by law to be held, whichever is earlier, but any approval may be revoked or varied by the company in general meeting. Additional approval of the Company in general meeting may also be required with respect to certain future issuances of ordinary shares in accordance with the NYSE Listed Company Manual, as described under “Issuance of New Shares” above.

Delaware	Singapore
Shareholder Approval of Business Combinations

Generally, under the DGCL, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The DGCL also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in Section 203 of the DGCL. See “— Interested Shareholders” above.

The Singapore Companies Act mandates that specified corporate actions require approval by the company in general meeting, notably:

•         despite anything in the company’s constitution, directors are  not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of the company’s undertaking or property unless those proposals have been approved by the company in general meeting;

•       subject to the constitution of each amalgamating company, an amalgamation proposal must be approved by the members of each amalgamating company via special resolution at a general meeting; and

•         despite anything in the company’s constitution, the directors must not, without the prior approval of the company in general meeting, issue shares.

Our Constitution provides that notwithstanding anything in the Constitution, the Company shall not carry into effect any proposals for disposing of the whole or substantially the whole of the Company’s undertaking or property unless those proposals have been approved at a general meeting via the affirmative vote of at least 75% of the issued and outstanding voting shares of the Company.

Shareholder Action Without a Meeting

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorise or take such action at a meeting at which all shares entitled to vote thereon were present and voted in the manner required by Section 228 of the DGCL.
There are no equivalent provisions under the Singapore Companies Act in respect of public companies that are listed on a securities exchange outside Singapore, like our Company.

Delaware	Singapore

Shareholder Suits

Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the DGCL and any applicable Delaware Court Rules have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law.

Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware Court Rules also require that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Standing

Only persons who are registered in our Register of Members are recognized under Singapore law as Members of our Company. As a result, only registered Members have legal standing under Singapore law to institute shareholder actions against us, our directors or our executive officers or otherwise seek to enforce their rights as Members of the Company in the Singapore courts. Any such action would be subject to applicable Singapore laws. Holders of book-entry interests in our shares may become registered Members through exchanging their book-entry interests for certificated shares and becoming registered in our Register of Members.

Please note that the administrative process of becoming a registered member could result in delays that could be prejudicial to any legal proceeding or enforcement action.

Personal remedies in cases of oppression or injustice

Delaware	Singapore

A member or holder of a debenture of a company may apply to the Singapore Court for an order under section 216 of the Singapore Companies Act to remedy situations where (i) the company’s affairs are being conducted or the powers of the company’s directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the members or holders of debentures of the company, including the applicant or in disregard of his, her or their interests as members, shareholders, or holders of debentures of the company; or (ii) the company has done an act, or threatens to do an act, or the members or holders of debentures or any class of them have proposed or passed some resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the members or holders of debentures, including the applicant.

The Singapore Court has wide discretion as to the relief they may grant under such application, including, inter alia, directing or prohibiting any act or cancelling or varying any transaction or resolution, providing that the company be wound up, or authorizing civil proceedings to be brought in the name of or on behalf of the company by such person or persons and on such terms as the Singapore Court directs.

Derivative actions and arbitrations

Section 216A of the Singapore Companies Act provides a mechanism enabling, inter alia, any member of a company to apply to the Singapore Court for permission to bring an action or arbitration in the name and on behalf of the company or intervene in an action or arbitration to which the company is a party for the purpose of prosecuting, defending or discontinuing the action or arbitration on behalf of the company. Applications are generally made by members of the company, but the Singapore Court is given the discretion to allow such persons as the Singapore Court deems proper to apply (e.g., beneficial owner of shares).

Delaware	Singapore

Prior to commencing a derivative action or arbitration, the Singapore Court must be satisfied that (i) 14 days’ notice has been given to the directors of the company of the member’s intention to make such an application if the directors of the company do not bring, diligently prosecute or defend or discontinue the action or arbitration, (ii) the member is acting in good faith and (iii) it appears to be prima facie in the interests of the company that the action or arbitration be brought, prosecuted, defended or discontinued.

Class actions

The concept of class action suits in the United States, which allows individual shareholders to bring an action seeking to represent the class or classes of shareholders, does not exist in the same manner in Singapore. Under the Singapore Rules of Court 2021 where numerous persons have a common interest in any proceedings, such persons may sue or be sued as a group with one or more of them representing the group. Where a group of persons is suing as a group, all persons in the group must give their consent in writing to the representative to represent all of them in the action and they must be included in the list of claimants attached to the originating application or claim.

Distributions and Dividends; Repurchases and Redemptions

The DGCL permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the financial year in which the dividend is declared and/or for the preceding financial year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

The Singapore Companies Act provides that no dividends can be paid to shareholders of any company except out of profits. The Singapore Companies Act does not provide a definition on when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law.

Our Constitution provides that no dividend (final or interim) shall be paid to shareholders except out of the profits of the Company.

Delaware	Singapore

Acquisition of a corporation’s own shares

Under the DGCL, every corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares, except that generally it may not purchase or redeem these shares for cash or other property if the capital of the corporation is impaired at the time or would become impaired as a result of the purchase or redemption. However, a corporation may purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Acquisition of a company’s own shares

The Singapore Companies Act provides that (except as otherwise expressly provided by the Singapore Companies Act) a company must not, whether directly or indirectly, in any way acquire shares or units of shares in the company or purport to acquire shares or units of shares in a holding company or ultimate holding company, as the case may be, of the company. Any contract or transaction made or entered into in contravention of the aforementioned prohibition is void.

However, provided that it is expressly permitted to do so by its constitution and subject to the conditions of each permitted acquisition contained in the Singapore Companies Act, a company may, generally:

•        redeem redeemable preference shares on such terms and in such manner as is provided by its constitution. Preference shares must not be redeemed unless they are fully paid up and must not be redeemed out of the capital of the company unless all the directors make a solvency statement in relation to such redemption in accordance with the Singapore Companies Act, and the company lodges a copy of the statement with ACRA;

•       whether or not it is listed on an exchange in Singapore approved by the Monetary Authority of Singapore or any securities exchange outside Singapore, make an off-market purchase of its own shares in accordance with an equal access scheme authorised in advance by the company in general meeting;

Delaware	Singapore

•         make a selective off-market purchase of its own shares in accordance with an agreement authorised in advance by the company in general meeting by a special resolution where persons whose shares are to be acquired and their associated persons have abstained from voting;

•        whether or not it is listed on an exchange in Singapore approved by the Monetary Authority of Singapore or any securities exchange outside Singapore, make an acquisition of its own shares under a contingent purchase contract which has been authorised in advance by a special resolution of the company; and

•         where listed on a securities exchange, make an acquisition of its own shares on the securities exchange, unless the purchase or acquisition has been authorized in advance by the company in general meeting.

A company may also purchase its own shares by an order of the Singapore Court.

The total number of ordinary shares and stocks in any class that may be purchased or acquired by a company during the relevant period must not exceed 20% (or such other prescribed percentage) of the total number of ordinary shares and stocks of the company in that class as of the date of the resolution passed to authorise the purchase or acquisition of the shares, unless the company has, at any time during the relevant period, reduced its share capital by a special resolution or the Singapore Court has, at any time during the relevant period, made an order approving the reduction of share capital of the company. If such is the case, the total number of ordinary shares and stocks of the company in any class shall be taken to be the total number of ordinary shares and stocks of the company in that class as altered by the special resolution or the order of the Singapore Court approving the capital reduction (as the case may be).

Delaware	Singapore

For these purposes, the term “relevant period” means the period commencing from the date a relevant resolution is passed and expiring on the date the next annual general meeting is or is required by law to be held, whichever is the earlier.

Financial assistance for the acquisition of shares

A public company or a company whose holding company or ultimate holding company is a public company shall not give financial assistance to any person whether directly or indirectly for the purpose of or in connection with:

•         the acquisition or proposed acquisition of shares in the company or units of such shares; or

•         the acquisition or proposed acquisition of shares in its holding company or ultimate holding company (as the case may be), or units of such shares.

Financial assistance may take the form of a loan, the giving of a guarantee, the provision of security, the release of an obligation, the release of a debt or otherwise.

However, a company may provide financial assistance for the acquisition of its shares or shares in its holding company or ultimate holding company if it complies with the requirements (which may include approval by special resolution) set out in the Singapore Companies Act.

Delaware	Singapore

Our Constitution provides that the Company may purchase its own shares for cancellation or acquire them as treasury shares in accordance with the Singapore Companies Act on such terms as the Board shall think fit. However, save to the extent permitted by the Singapore Companies Act, none of the funds of the Company or of any subsidiary thereof shall be directly or indirectly employed in the purchase or subscription of or in loans upon the security of the Company’s shares.

Transactions with Officers or Directors

Under the DGCL, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

•          the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

Under the Singapore Companies Act, directors and the chief executive officer of a company are not prohibited from dealing with the company, but where they have an interest, whether directly or indirectly, in a transaction or proposed transaction with the company, that interest must be disclosed as soon as practicable after the relevant facts have come to his or her knowledge, at a meeting of the directors of the company or by a written notice sent to the company detailing the nature, character and extent of his or her interest in the transaction or proposed transaction with the company.

In addition, a director or chief executive officer who holds any office or possesses any property whereby, whether directly or indirectly, any duty or interest might be created in conflict with their duties or interests as director or chief executive officer (as the case may be) must declare the fact and the nature, character and extent of the conflict at a meeting of directors or send a written notice to the company detailing the fact and the nature, character and extent of the conflict.

Delaware	Singapore

•          the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

•          the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

The Singapore Companies Act extends an interest of a director or chief executive officer (as the case may be) to include an interest of a member of the director’s or chief executive officer’s family (as the case may be), which includes his or her spouse, son, adopted son, stepson, daughter, adopted daughter and stepdaughter.

However, there is no requirement for disclosure where the interest of the director or chief executive officer consists only of being a member or creditor of a corporation which is interested in the transaction or proposed transaction with the company if the interest may properly be regarded as immaterial.

Where the transaction or the proposed transaction relates to any loan to the company, the director or chief executive officer (as the case may be) is not deemed to be interested or to have been at any time interested in any transaction or proposed transaction by reason only that he or she has guaranteed or joined in guaranteeing the repayment of such loan, unless the constitution provides otherwise.

Further, where the transaction or the proposed transaction has been or will be made with or for the benefit of a related corporation as defined under the Singapore Companies Act, the director or chief executive officer shall not be deemed to be interested or at any time interested in such transaction or proposed transaction by reason only that he is a director or chief executive officer (as the case may be) of the related corporation, unless the constitution provides otherwise.

Subject to specified exceptions, the Singapore Companies Act restricts a company (other than an exempt private company) from, among others, (i) making a loan or a quasi-loan to its directors or to directors of a corporation deemed to be related under the Singapore Companies Act (each a “relevant director”) or giving a guarantee or security in connection with such a loan or quasi-loan, (ii) entering into a credit transaction as creditor for the benefit of a relevant director, or giving a guarantee or any security in connection with such a credit transaction, (iii) arranging an assignment to or assumption by the company of any rights, obligations or liabilities under a transaction which, if it had been entered into by the company, would have been a restricted transaction, and (iv) taking part in an arrangement under which another person enters into a transaction which, if entered into by the company, would have been a restricted transaction and such person obtains a benefit from the company or a company deemed related under the Singapore Companies Act. Companies are also restricted from entering into any of the aforementioned transactions with the spouse or children (whether adopted or natural or step-children) of its directors.

Subject to specified exceptions, the Singapore Companies Act prohibits a company (other than an exempt private company) from, among others, making a loan or a quasi-loan to another company, variable capital company or a limited liability partnership or entering into any guarantee or providing any security in connection with a loan or a quasi-loan made to another company, variable capital company or a limited liability partnership by a person other than the first-mentioned company, entering into a credit transaction as a creditor for the benefit of another company, variable capital company or a limited liability partnership, or entering into any guarantee or providing any security in connection with a credit transaction entered into by any person for the benefit of another company, variable capital company or a limited liability partnership if a director or directors of the first-mentioned company is or together are interested in 20% or more of the total voting power in the other company, variable capital company or the limited liability partnership (as the case may be), unless  there is prior approval by the company in general meeting for the making of, provision for or entering into the loan, quasi‑loan, credit transaction, guarantee or security (as the case may be) at which the interested director or directors, and his, her or their family members, abstained from voting.

Delaware	Singapore

Such prohibition shall extend to apply to, among others, a loan or quasi-loan made by a company (other than an exempt private company) to another company or a limited liability partnership, a credit transaction made by a company (other than an exempt private company) for the benefit of another company or limited liability partnership, and a guarantee entered into or security provided by a company (other than an exempt private company) in connection with a loan or quasi‑loan made to another company or a limited liability partnership by a person other than the firstmentioned company or with a credit transaction made for the benefit of another company or a limited liability partnership entered into by a person other than the firstmentioned company, where such other company or limited liability partnership is incorporated or formed (as the case may be) outside Singapore, if a director or directors of the first-mentioned company (a) is or together are interested in 20% or more of the total voting power in the other company or limited liability partnership or (b) in a case where the other company does not have a share capital, exercises or together exercise control over the other company whether by reason of having the power to appoint directors or otherwise.

For this purpose, the Singapore Companies Act provides that an interest of a member of a director’s family, including the director’s spouse, son, adopted son, stepson, daughter, adopted daughter and stepdaughter, is treated as the interest of the director.

Dissenters’ Rights

Under the DGCL, a stockholder of a corporation who (i) holds share of stock on the date of the making of a demand pursuant to the DGCL with respect to such shares, (ii) continues holding such shares through the effective date of certain types of major corporate transactions (e.g., mergers or consolidations), (iii) has otherwise complied with the requirements of the DGCL and (iv) has voted neither in favor of the transaction nor consented there to in writing, may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

Generally, there are no equivalent provisions in Singapore under the Singapore Companies Act.

In the case of amalgamation proposals, the Singapore Court, only if satisfied that giving effect to an amalgamation proposal would unfairly prejudice a member or creditor of an amalgamating company, or to a person to whom an amalgamating company is under an obligation, may, on the application of that person made at any time before the date on which the amalgamation becomes effective, make any order in relation to the amalgamation proposal on such terms or conditions as the Singapore Court thinks fit.

Cumulative Voting

Under the DGCL, the Delaware Organizational Documents may provide that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, at all elections of directors of the corporation, or at elections held under specified circumstances, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to such holder’s shares of stock multiplied by the number of directors to be elected by such holder, and that such holder may cast all of such votes for a single director or may distribute them among the number to be voted for or for any two or more of them as such holder may see fit.
There are no equivalent provisions in Singapore under the Singapore Companies Act.

Delaware	Singapore

Anti-Takeover Measures

Under the DGCL, the certificate of incorporation may give the board the right to issue new classes of preferred stock with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt.

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt.

Singapore law does not generally prohibit a company from adopting “poison pill” arrangements which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares. However, the directors, in their discharge of their fiduciary duties, are required to consider any possible transaction and act in the best interests of the company.

Under the Singapore Take-overs Code which generally applies to corporations with a primary listing in Singapore, unlisted public companies with more than 50 shareholders and net tangible assets of S$5 million or more, if, in the course of an offer, or even before the date of the offer announcement, the board of the offeree company has reason to believe that a bona fide offer is imminent, the board must not, except pursuant to a contract entered into earlier, take any action, without the approval of shareholders at a general meeting, on the affairs of the offeree company that could effectively result in any bona fide offer being frustrated or the shareholders being denied an opportunity to decide on its merits.